                                                                   EXHIBIT 10.25

                         EXECUTIVE EMPLOYMENT AGREEMENT

     EMPLOYEMENT AGREEMENT ("Agreement"), dated as of March 31, 2000, between Worldwide Flight Services, Inc., a Delaware corporation (the "Company"), and Anthony P. Dalia (the "Executive").

     WHEREAS, the Executive, as Seller, and Oxford Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("Acquisition Corp."), as Buyer, concurrently herewith are entering into a certain Stock Purchase Agreement dated as of the date hereof (the "Stock Purchase Agreement"), whereby Acquisition Corp. will acquire all of the outstanding shares of capital stock of Oxford Electronics, Inc., a New York corporation ("Oxford"), on the terms and conditions set forth therein (the "Acquisition");

     WHEREAS, it is the Company's stated intention to maintain Oxford as a direct wholly-owned subsidiary until at least November 1, 2000; and

     WHEREAS, the Company and the Executive's future employment with the Company.

     Accordingly, the parties agree as follows:

     1. Employment, Duties and Acceptance.

         1.1 Employment by the Company. Effective upon (and only upon) consummation of the Acquisition (the "Effective Date"), the Company shall employ the Executive to render exclusive and full-time services to the Company; provided, however, from services to Oxford as President of Oxford (except that the Executive may render services to the Company in his sole discretion during such period), From and after November 1, 2000 the Executive shall be appointed to the additional position of Senior Vice President of Airport Technical Services of the Company. In each such position, the Executive shall at all times report to the President & Chief Operating Officer of the Company. The Executive will perform such duties as are imposed on the holder of his office by the By-laws of the Company (or, prior to October 31, 2000, the By-laws of Oxford) and such other duties as are customarily performed by one holding such positions in the same or similar businesses or enterprises as those of the Company, subject to the restrictions on responsibilities set forth in the proviso in the first sentence of this Section 1.1. The Executive will also perform such other duties as may be reasonably and lawfully assigned to him from time to time by the President and Chief Operating officer, the Chief Executive Officer or the Board of directors of the Company. The Executive will devote all his full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company (or, prior to November 1, 2000, Oxford). The parties hereto acknowledge that in his capacity as President of Oxford prior to the Acquisition, the Executive discharged his services as President of Oxford from Oxford's executive offices, certain non-executive offices of Oxford and his existing residences (the "Existing Residences") (collectively, "Past Practices"). The parties hereto agree that during the Term (as defined herein) of this Agreement, in discharging his duties hereunder, the Executive may continue Past Practices. In the event the Executive desires to dispense his duties hereunder from residences other than the Existing Residences, the Executive shall first obtain a written consent from the Company (which will not be unreasonably withheld) and such residences shall be within the 48 contiguous states in the United States of America. Notwithstanding the foregoing, nothing contained herein shall prevent the Executive from investing his funds or assets in any form or manner, or from acting as a member of the board of directors of any companies, businesses, or charitable organizations, so long as such actions do not violate the provisions of Section 5 of this Agreement.

         1.2 Acceptance of Employment by the Executive. The Executive accepts such employment and shall render the services described above.

     2. Duration of Employment.

     This Agreement and the employment relationship hereunder will continue in effect for 2 years from the Effective Date (the "Term"). At a time at least four
(4) months prior to the expiration of the Term, the Company and the Executive shall discuss whether the Agreement should be renewed upon mutual written agreement. In the event of the Executive's termination of employment during the Term, the Company's obligation to continue to pay all base salary, bonus and other benefits then accrued shall terminate except as may be provided for in
Section 4 of the Agreement.

     3. Compensation by the Company.

         3.1. Base Salary. As compensation for all services rendered pursuant to the Agreement, the Company will pay to the Executive an annual base salary of Two Hundred Thousand Dollars ($200,000), subject to an upward adjustment by the Board of Directors of the Company, in its sole discretion, and payable in accordance with the payroll practices of the Company ("Base Salary").

         3.2. Bonuses. As additional compensation (the "Annual Bonus") for the services to be rendered by the Executive pursuant to this Agreement, the Company will pay the Executive a cash bonus with respect to each twelve-month period during the Term of this Agreement in the amount and with respect to the performance targets set forth on Schedule 1 attached hereto. The Company will cause to be prepared, at its own expense and within a reasonable period tine after the end of each fiscal year during the Term of this Agreement, financial statements showing the Oxford's EBITDA (as defined on Schedule 1 attached hereto). The Executive will be paid the Annual Bonus, if any, within 30 days after the Company's accountants have completed the audit of the Company's fiscal year-end financial statements.

         3.3. Participation in Employee Benefit Plans. The Executive shall be permitted, during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, pension plan or similar benefit plan of the Company, which may be available to other executives of the Company generally, on the same terms as such other executives. Oxford shall continue to provide the Executive with a Ford Taurus and a Chrysler Jeep for use in fulfilling his duties hereunder.

         3.4. Stock Options.

         (a) As of the Effective Date, the Company shall grant the Executive incentive stock options under the WFS Holdings, Inc. 1999 Stock Option Plan (the "Stock Option Plan") to purchase 1,000 shares of non-voting common stock of WFS Holdings, Inc. ("Holdings") with an exercise price of $3.25 per share. All terms and conditions applicable to such stock options shall be governed by the provisions of the Stock Option Plan and any stock option agreements thereunder, as approved by the Compensation Committee of the Board of Directors of Holdings; provided that, notwithstanding any provision of the Stock Option Plan to the contrary, (i) such options shall become exercisable according to the following schedule: 20% as of the Effective Date; 20% on the 180th day following the Effective Date; 20% on the 360th day following the Effective Date; 20% on the 540th day following the Effective Date and 20% on the 715th day following the Effective Date (vesting shall be subject to the Executive's employment with the Company on each such date) and (ii) the term "Yearly Allocable Options" under the Stock Option Plan shall mean all of the Granted Options (as defined in the Stock Option Plan).

         (b) In addition, over a period of time of not less than two (2) years and provided the Executive remains employed by the Company, the Executive shall be allocated options under the Stock Option Plan for the purchase of up to an additional 1,000 shares of non-voting common stock of Holdings. All terms and conditions applicable to such stock options shall be governed by the provisions of the Stock Option Plan and any stock option agreements thereunder, as approved by the Compensation Committee of the Board of Directors of Holdings.

         3.5. Purchase of Stock. For a period of two (2) months from the Effective Date, the Executive shall be provided with the opportunity to purchase additional equity in Holdings in the form of units ("Units"), up to a number of Units as agreed with the Compensation Committee of the Board of Directors of Holdings. Each Unit shall consist of one share of voting common stock of Holdings, priced at $3.25, and 2.5 shares of preferred stock of Holdings, priced at $10.00 per share, yielding a Unit price of $28.25. The purchase of the Units shall be subject to the Management Subscription Agreement and the Stock Buy-Back Agreement between Holdings and the Executive, the Stockholders' Agreement among Holdings, the Executive and other stockholders of Holdings and the Voting Trust Agreement among Holdings, The Executive, other stockholders of Holdings and Leonard Harlan.

         3.6. Vacation. The Executive shall be entitled to twenty (20) days of vacation per year. The Executive may carry over up to one-half of his unused vacation to the subsequent year, provided that all such carried over vacation time shall be used in the following year.

         3.7. Expense Reimbursement. During the Term, the Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket expenses properly incurred by him in connection with his duties under the Agreement, including reasonable expenses of entertainment and travel, provided that such expenses are properly approved, documented and reported in accordance with the policies and procedures of the Company applicable at the time the expenses are incurred.

     4. Termination.

         4.1. Termination Upon Death. If the Executive dies during the Term, the Executive's legal representatives shall be entitled to receive (i) the Executive's Base Salary and accrued Annual Bonus (based on the actual number of days elapsed over a year of 365 or 366 days, as applicable), if any, for the fiscal year during which the termination is effective, for the period ending on the last day of the month in which the death of the Executive occur and (ii) any unpaid accrued benefits of the Executive provided for in Section 3.3 and 3.7 as of the effective date of termination, including any unused vacation time.

         4.2. Termination Upon Disability. If during the Term the Executive meets the requirements for physical or mental disability under the Company's long-term disability plan and is eligible to receive benefits thereunder, the Company may at any time prior to the Executive's recovery but after the last day of the sixth consecutive month of such disability, by written notice to the Executive, terminate the Executive's employment hereunder.

         Additionally, in such event, the Executive (or his legal representatives) shall be entitled to (i) receive the Executive's Base Salary and accrued Annual Bonus (based on the actual number of days elapsed over a year of 365 days or 366 days, as applicable), if any, for the fiscal year during which the termination is effective, for the period ending on the last day of the month in which such termination for disability is effective and (ii) any unpaid accrued benefits of the Executive provided for in Sections 3.3 and 3.7 as of the effective date of termination, including any unused vacation. Nothing in this
Section 4.2 shall be deemed to in any way affect the Executive's right to participate in any disability plan maintained by the Company and for which the Executive is otherwise eligible.

         4.3. Termination for Cause. The Executive's employment hereunder may be terminated by the Company for "Cause" (as herein defined) at any time. "Cause" shall mean with respect to the Executive, (a) the Executive's willful and continued failure to substantially perform the Executive's duties; (b) repeated acts of insubordination, or willful failure to execute Company plans and/or strategies; (c) acts of dishonesty resulting or intending to result in personal gain or enrichment at the expense of the Company; (d) conviction or, or pleading guilty or no contest to, a felony, all as determined by the Board of Directors of the Company in its reasonable judgment; (e) reasonable evidence presented in writing to the Executive that the Executive engaged in a criminal act involving moral turpitude or willful misconduct or (f) conduct not conforming to standards of good citizenship or good moral character (as determined on a reasonable person standard), or which is potentially detrimental to the Company's business, reputation, character or standing, provided that, in the case of clauses (a),
(b) and (f), the Executive shall be entitled to written notice from the Company and twenty (20) days to cure such deficiency. Any material breach of the Agreement, the Stock Purchase Agreement or any lease pursuant to which Oxford or any affiliate of Oxford is a tenant and the Executive is landlord, and to the extent that an Executive is subject to a non-competition and confidentiality agreement, any material breach of such non-competition and confidentiality agreement, shall constitute Cause under the Agreement.

         Upon termination for Cause hereunder, the Executive shall be entitled to receive the Executive's Base Salary through the date of termination.

         4.4. Good Reason: Voluntary Termination.

         (a) The Executive's employment hereunder may be terminated by the Executive for good reason at any time. The phrase "for good reason" means any of the following: (i) the Company's (or, if applicable, any of the Company's Affiliate's) material breach of this Agreement, the Stock Purchase Agreement or any lease pursuant to which Oxford or any affiliate of Oxford is a tenant and the Executive or any affiliate of the Executive is landlord; (ii) the assignment of the Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Effective Date or as in effect on November 1, 2000; (iii) the relocation of Oxford's principal executive offices to a location other than its location as of the Effective Date; or (iv) the requirement by the Company that the Executive be based anywhere other than Oxford's principal executive offices or his residences, in either case without the Executive's consent; provided that, in the case of the clauses (i) or (ii), the Company shall be entitled to written notice from the Executive and twenty (20) days to cure such deficiency. Upon any termination for good reason the Company shall pay to the Executive his (A) Base Salary and accrued Annual Bonus for the remaining duration of the Term and (B) any unpaid accrued benefits of the Executive provided for in Section 3.3 and 3.7 as of the effective date of termination, including any unused vacation time.

         (b) The Executive may terminate this Agreement and his employment hereunder for any other reason upon sixty (60) days prior written notice from the Executive to the Company. Upon any termination without good reason, the Company shall pay to the Executive his (A) Base Salary through the date of termination and (B) any unpaid accrued benefits of the Executive provided for in Sections 3.3 and 3.7 as of the effective date of termination, including any unused vacation time.

         4.5. Termination by the Company Other Than For Cause.

         (a) If, prior to the expiration of this Agreement, the Company terminates the Executive's employment for any reason other than for Cause, in lieu of additional salary payments to the Executive for periods subsequent to the date of such termination, the Company shall pay to the Executive his Base Salary and accrued Annual Bonus for the remaining duration of the Term. Notwithstanding the foregoing, the Company agrees not to terminate the Executive for any reason other than for Cause prior to November 1, 2000.

         (b) For the length of the period for which severance benefits are provided after any termination pursuant to this Sections 4.4 or 4.5, the Company shall arrange to provide the Executive with life, disability, accident and group health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the notice of termination. Benefits otherwise receivable by the Executive pursuant to this paragraph (b) shall be reduced to the extent comparable benefits are actually received by the Executive during period following the Executive's termination, and any such benefits actually received by the Executive shall be reported to the Company.

         (c) Nothing contained in the Section 4.5 shall prevent the Executive from receiving any and all benefits payable under any severance benefit plan or program maintained by the Company to which the Executive is entitled.

     5. Restrictions and Obligations of the Executive.

         5.1. Confidentiality. (a) During the course of the Executive's employment by the Company, the Executive will have access to certain trade secrets and confidential information relating to the Company which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Company are among its most valuable assets including, but not limited to, its customer and vendor lists, database, engineering, computer programs, frameworks, models, its marketing programs, its sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Company creates, develops, acquires or maintains its products and marketing plans, targets its potential customers and operates its retail and other businesses. The Company invested, and continues to invest, considerable amounts of time and money in its process, technology, know-how, obtaining and developing the goodwill of its customers, its other external relationships, its data systems and data bases, and all the information described above hereinafter collectively referred to as "Confidential Information"), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Company. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Company. The Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the Company and its business, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than acts by the Executive or representatives of the Executive in violation of this Agreement). Except as required by law or an order of court or governmental agency with jurisdiction, the Executive shall not, during the period the Executive is employed by the Company or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except as necessary in the course of the Executive's employment with the Company. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to such Confidential Information.

               (b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purpose of the Agreement, "Business" shall be defined in any non-competition and confidentiality agreement that may be established between the Executive and the Company and/or Holdings), as well as all customer lists, specific customer information, manipulations of product research and marketing techniques of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall remain the exclusive property of the Company, and the Executive shall not remove any such items from the premises of the Company, except in furtherance of the Executive's duties under any employment agreement.

               (c) It is understood that while employed by the Company the Executive will promptly disclose to it, and assign to it the Executive's interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive's employment. At the Company's request and expense, the Executive will assist the Company during the period of the Executive's employment by the Company and thereafter in connection with any controversy or legal proceedings relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

               (d) As requested by the Company from time to time and upon the termination of the Executive's employment with the Company for any reason, the Executive will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in the Executive's possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disk, diskettes, tapes and all other material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

         5.2. Non-Solicitation or Hire. During the Term and for a three (3) year period following the termination of the Executive's employment for any reason., the Executive shall not, (a) solicit, directly or indirectly, any party who is a customer of the Company or its subsidiaries, or who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the relevant date, for the purpose of marketing, selling, or providing to any party any services or products offered by or available from the Company or its subsidiaries and relating to the Business (provided that if the Executive intends to solicit any such party for any other purpose, it shall notify the Company of such intention) or (b) employ or solicit, directly or indirectly, for employment any person who is an employee of the Company or any of its subsidiaries or who was an employee of the Company or any of its subsidiaries at any time during the twelve (12) month period immediately prior to any such solicitation or employment.

         5.3. Non-competition. The Executive shall be bound by the terms of any non-competition and confidentiality agreement established between the Executive and the Company and/or Acquisition Corp. and/or Holdings (including, without limitation, Section 6(c) of the Stock Purchase Agreement).

         5.4. Prohibited Acts. The Executive agrees not to engage in any that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or employees. The Company further agrees that it will engage in no act which is intended, or may reasonably be expected to harm the reputation, business or prospects of the Executive.

         5.5. Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by her or coming into her possession during her employment by the Company are the sole property of the Company ("Company Property"). During the Term, and at all times there after, the Executive shall not remove, or cause to be removed, from the premises of the Company, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, or any affiliate, except in furtherance of her duties under the Agreement. When the Executive terminates her employment with the Company, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in her possession or control.

         5.6. Work Product. The Executive agrees that all inventions, discoveries, systems, interfaces, protocols, concepts, formats, creations, developments, designs, programs, products, processes, investment strategies, materials, computer programs or software, data bases, improvements, or other properties related to the business of the Company or any of its affiliates, conceived, made or developed during the term of her employment with the Company, whether conceived by the Executive alone or working with others, and whether patentable or not (the "1Work Product"), shall be owned by and belong exclusively to the Company. The Executive hereby assigns to the Company her entire rights to the Work Product and agrees to execute any documents and take any action reasonably requested by the Company to protect the rights of the Company in any Work Product. The Executive acknowledges that any copyrightable subject matter created by the Executive within the scope of her employment, whether containing or involving Confidential Information or not, is deemed a work-made-for-hire under Chapter 17 of the United States Code, entitled "Copyrights,"t as amended, and the Company shall be deemed the sole author and owner thereof for any purposes whatsoever. In the event of any unauthorized publication of any Confidential Information, the Company shall automatically own the copyright in such publication. Further, the Company shall automatically hold all patents and/or trademarks, if any, with respect to any Work Product.

         5.7 Tax Withholding. The Company or other payor is authorized to withhold, from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board of Directors of the Company to satisfy all obligations for the payment of such withholding taxes.

     6. Other Provisions.

         6.1. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing, as follows:

         (a) If the Company, to:

             Worldwide Flight Services, Inc.
             1001 West Euless Boulevard
             Suite 320
             Euless, TX 76040

             Attention: Mark Dunkerly
             Telephone: (816) 665-3200
             Fax:       (817) 665-3270

             With a copy to:

             WFS Holdings, Inc.
             c/o Castle Harlan Partners III, L.P.
             150 E. 58th Street
             New York, NY 10155

             Attention: Marcel Fournier
                        Howard Weiss
             Telephone: (212) 644-8600
             Fax:       (212) 207-8042

             And a copy to:

             Schulte Roth & Zabel LLP
             900 Third Avenue
             New York, NY 10022

             Attention: Marc Weingarten, Esq.
             Telephone: (212) 756-2000
             Fax:       (212) 593-5955

         (b) If the Executive, to his home address set forth in the records of the Company. And a copy to:

             Strook & Strook & Laven LLP
             180 Maiden Lane
             New York, NY 10038

             Attention: Christopher Doyle, Esq.
             Telephone: (212) 806-5400
             Fax:       (212) 806-6006

         6.2 Entire Agreement. Except as provided in Sections 3 and 5 hereof, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto , including, but not limited to, the Executive Employment Agreement between Worldwide Flight Services, Inc. and the Executive, dated as of January 21, 2002.

         6.3 Representations and Warranties by Executive. The Executive represents and warrants that she is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive's ability to perform her obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

         6.4 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or farther exercise thereof or the exercise of any other right, power or privilege hereunder.

         6.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

         6.6 Assignability. This Agreement, and the Executive's rights and may not be assigned by the Executive. The Company may assign this Agreement and its rights, together with its obligations, to any other entity that will substantially carry on the business of the Company.

         6.7 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         6.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

         6.9 Remedies: Specific Performance. The parties hereto hereby acknowledge that the provisions of Section 5 are reasonable and necessary for the protection of the Company. In addition, the Executive further acknowledges that the Company will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from any actual or threatened breach of such covenants. In addition, without limiting the Company's remedies for any breach of any restriction on the Executive set forth in Section 5, except as required by law, the Executive shall not be entitled to any payments set forth in Section 4 hereof if the Executive breaches any of the covenants applicable to the Executive contained in Section 5, the Executive will immediately return to the Company any such payments previously received under Section 4.5 upon such a breach, and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 4.

         6.10 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 5 are a condition of this Agreement and are reasonable and valid in geographical and temporal scope and in all other respects.

         6.11 Judicial Modification. If any court or arbitrator determines that any of the covenants in Section 5, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of such covenants, or any part thereof; is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

         6.12 Attorney Fees. The prevailing party in any litigation between the Company and the Executive with respect to this Agreement shall be entitled to an award of the reasonable legal fees and disbursements incurred by such party with respect to third party claims.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Employment Agreement as of the day and year first mentioned.

                                       EXECUTIVE

                                       /s/ Anthony P. Dalia
                                       ---------------------------------
                                       Anthony P. Dalia

                                       WORLDWIDE FLIGHT SERVICES, INC.

                                       /s/ Peter A. Pappas
                                       ----------------------------------
                                       Peter A. Pappas
                                       Chairman & Chief Executive Officer

                                   SCHEDULE A
                                ANNUAL CASH BONUS

YEAR                BONUS                             CONDITION
----                -----                             ---------

 1           100% of Base Salary          EBITDA (as defined in the Stock
                                          Purchase Agreement) of Oxford for
                                          the first twelve (12) months of
                                          the Term ending March 31, 2001
                                          equal to or greater than $2.7
                                          million.

 2           100% of Base Salary          EBITDA (as defined in the Stock
                                          Purchase Agreement) of Oxford for
                                          the second twelve (12) months of
                                          the Term ending March 31, 2002
                                          equal to or greater than $3.5
                                          million.